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Lifeline Systems, Inc.

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On February 28, 2006, Lifeline Systems, Inc. issued a press release announcing its financial results for the quarter and year-ended December 31, 2005. The full text of the press release is attached below.

News Release From Lifeline Systems, Inc.

Contact: Mark Beucler Vice President, Finance, Chief Financial Officer and Treasurer (508) 988-3200 Email: mbeucler@lifelinesys.com	FOR IMMEDIATE RELEASE

Lifeline Systems Reports Double-Digit Growth in Revenues

and Net Income for Fourth Quarter of 2005

Subscriber Count Rises 11 Percent From a Year Earlier to More Than 469,000

FRAMINGHAM, Mass. – February 28, 2006 – Lifeline Systems, Inc. (NASDAQ: LIFE), the leading provider of personal response services in the United States and Canada, today announced its financial results for the fourth quarter and year ended December 31, 2005.

Fourth-Quarter Results

Total revenue for the fourth quarter of 2005 increased 16 percent to $40.6 million from $35.0 million in the fourth quarter of 2004. Service revenue grew by 17 percent to $31.6 million from $27.0 million a year earlier. Primarily due to growth in the company’s Senior Living business, product revenue for the fourth quarter of 2005 increased 15 percent to $9.0 million from $7.8 million a year earlier. Lifeline’s net income for the fourth quarter of 2005 increased to $5.2 million, or $0.35 per diluted share, from $4.5 million, or $0.31 per diluted share, for the fourth quarter last year. Net income for the fourth quarter of 2004 included $0.7 million in tax benefits. Excluding these tax benefits in 2004, net income for the fourth quarter of 2005 increased 37 percent from a year ago.

Annual Results

For the year ended December 31, 2005, Lifeline’s total revenue increased 16 percent to $151.2 million from $130.5 million in 2004. Service revenue for 2005 grew 16 percent to $119.6 million from $103.2 million last year. Product revenue rose 18 percent to $31.3 million from $26.5 million in 2004. Lifeline’s net income for 2005 was $18.2 million, or $1.24 per diluted share as compared with $12.5 million, or $0.88 per diluted share, for 2004.

Net income for 2005 included a total of $2.9 million, or $0.20 per diluted share, in tax benefits. Excluding these tax benefits, net income for 2005 was $15.4 million, or $1.05 per diluted share. For 2004, net income included a total of $0.7 million, or $0.05 per diluted share, in

Lifeline Systems Fourth-Quarter 2005 Results

tax benefits. Excluding these tax benefits, net income for 2004 was $11.8 million, or $0.83 per diluted share.

Management Comments

“Our pending merger with Royal Philips Electronics makes this is an exciting time for everyone associated with Lifeline,” said Lifeline Systems President and Chief Executive Officer Ron Feinstein. “We are looking forward to the closing and a productive working relationship with Philips.”

“Planning for the necessary operational integration of Lifeline and Philips is proceeding very well,” said Feinstein. “At the same time, we are continuing to execute on our long-term strategy – working to expand our subscriber base and improve our profitability, while re-investing in the future growth of our business.”

“The fourth quarter concluded another strong year for Lifeline and demonstrated how effective this strategy has been,” Feinstein said. “We continued to enhance the lifetime value of our subscribers both by extending their tenure with Lifeline and increasing their average monthly revenue yield.”

“Our integrated marketing strategies support all of our service offerings and all of our customer relationships,” said Feinstein. “We continued to see strong growth during the fourth quarter, adding nearly 47,000 new subscribers for the full year.”

“Our Senior Living business also posted solid growth in 2005,” said Feinstein. “During the fourth quarter, we acquired the assets of Care Technologies, Inc. – a leader in wireless emergency call systems for Senior Living communities. Senior Living is shaping up to be an exciting market opportunity as we pursue a leadership position in this new market segment.”

“As we enter 2006, we are truly looking forward to building our business momentum by combining Philips and Lifeline,” Feinstein concluded. “Our goal is to continue to focus on capitalizing on opportunities in an under-penetrated market and we are looking forward to leveraging the potential synergies with Philips, always providing high levels of caring and quality as we have in the past.”

About the Fourth-Quarter Conference Call

Lifeline will webcast its quarterly financial results conference call over the Internet at 10:00 a.m. ET tomorrow, Wednesday, March 1. Those who wish to listen to the live broadcast should visit the Investor Relations section of the company’s website, www.lifelinesys.com. The conference call also can be accessed live by dialing (888) 349-5690 or (706) 643-3945 (conference ID: 5238904) at least five minutes prior to the call.

Lifeline Systems Fourth-Quarter 2005 Results

About Lifeline Systems, Inc.

Established in 1974, Lifeline Systems is the leading provider of personal response services and emergency call systems in the United States and Canada. As of December 31, 2005, the company supported 469,400 subscribers from its response centers in Massachusetts, Ontario and Quebec. Lifeline also supplies emergency response equipment and services to owners and developers of independent and assisted living and continuing care retirement communities across North America. To people who live alone or in senior living communities, the company provides reassurance and peace of mind with dedicated, well-trained people, advanced technology and a nationwide support structure designed to achieve service excellence. The company is committed to affording its subscribers and residents the dignity, privacy and respect to which they are entitled. For more information about Lifeline Systems, visit: www.lifelinesys.com.

Safe Harbor for Forward-Looking Statements

This news release contains forward-looking statements relating to the future performance of Lifeline Systems, Inc., the proposed transaction with Royal Philips Electronics, the expected timetable for completing the transaction, Lifeline’s financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and other statements about Lifeline management’s future expectations, beliefs, goals, plans or prospects. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the Lifeline shareholders could vote not to approve the transaction; and the other factors described in Lifeline’s Annual Report on Form 10-K for the year ended December 31, 2004 and its most recent quarterly report filed with the SEC. Lifeline disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

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LIFELINE SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Revenues
Services	$31,616	$26,969	$119,618	$103,176
Net product sales	8,966	7,822	31,328	26,500
Finance income	45	188	206	873

Total revenues	40,627	34,979	151,152	130,549

Costs and expenses
Cost of services	14,129	12,541	54,035	49,150
Cost of sales	3,377	2,976	11,382	9,321
Selling, general and administrative	14,647	12,884	59,769	50,866
Research and development	777	567	2,441	2,114

Total costs and expenses	32,930	28,968	127,627	111,451

Income from operations	7,697	6,011	23,525	19,098
Other income, net	386	114	1,138	457

Income before taxes	8,083	6,125	24,663	19,555
Provision for income taxes	2,889	1,641	6,426	7,056

Net income	$5,194	$4,484	$18,237	$12,499

Net income per weighted average share:
Basic	$0.37	$0.33	$1.31	$0.92

Diluted	$0.35	$0.31	$1.24	$0.88

Weighted average shares:
Basic	14,074	13,735	13,934	13,585

Diluted	14,792	14,347	14,652	14,160

LIFELINE SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except par value)

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$31,245	$42,428
Short-term investments	7,972	5,000
Accounts receivable, net	13,108	12,209
Inventories	5,717	4,546
Net investment in sales-type leases	1,572	1,906
Prepaid expenses and other current assets	3,733	2,369
Deferred income taxes	837	1,092

Total current assets	64,184	69,550

Long-term investments	20,781	—
Property and equipment, net	35,393	34,030
Goodwill	11,217	8,821
Other intangible assets, net	18,126	12,838
Net investment in sales-type leases	2,022	3,636
Other assets	99	173

Total assets	$151,822	$129,048

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,076	$2,485
Accrued expenses	4,145	4,631
Accrued payroll and payroll taxes	7,239	5,910
Accrued income taxes	448	3,714
Deferred revenues	2,374	2,150
Other current liabilities	2,673	2,604

Total current liabilities	21,955	21,494

Deferred income taxes	5,819	6,511
Other non-current liabilities	2,055	3,302

Total liabilities	29,829	31,307

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.02 par value, 50,000,000 shares authorized, 14,225,336 shares issued and outstanding at December 31, 2005 and 13,832,630 shares issued and outstanding at December 31, 2004	285	277
Additional paid-in capital	38,619	30,657
Retained earnings	84,571	66,334
Unearned compensation	(2,469)	(471)
Accumulated other comprehensive income	987	944

Total stockholders’ equity	121,993	97,741

Total liabilities and stockholders’ equity	$151,822	$129,048

LIFELINE SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year ended December 31,
	2005	2004
Cash flows from operating activities:

Net income	$18,237	$12,499

Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets	204	—
Depreciation and amortization	13,327	12,808
Provision for bad debt	393	436
Deferred income taxes	(644)	(410)
Tax benefit from exercise of employee stock options	2,073	1,232
Amortization of unearned compensation	187	151
Amortization of premium on available-for-sale securities	6	—

Changes in operating assets and liabilities:
Accounts receivable	(505)	(994)
Inventories	(857)	1,486
Net investment in sales-type leases	1,948	1,180
Prepaid expenses, other current assets and other assets	(1,279)	993
Prepaid income taxes	—	1,708
Accrued payroll and payroll taxes	1,197	333
Accounts payable, accrued expenses and other liabilities	(471)	1,197
Accrued income taxes	(5,329)	2,464

Net cash provided by operating activities	28,487	35,083

Cash flows from investing activities:
Purchases of investments	(29,016)	(29,046)
Sales and maturities of investments	5,000	24,046
Additions to property and equipment	(12,291)	(9,856)
Business purchases and other	(9,327)	(8,899)

Net cash used in investing activities	(45,634)	(23,755)

Cash flows from financing activities:
Principal payments under long-term obligations	—	(5)
Proceeds from lease portfolio assignment	—	4,049
Proceeds from stock options exercised, employee stock purchase plan and other	5,785	5,375

Net cash provided by financing activities	5,785	9,419

Effect of foreign exchange on cash	179	325

Net (decrease)/increase in cash and cash equivalents	(11,183)	21,072
Cash and cash equivalents at beginning of period	42,428	21,356

Cash and cash equivalents at end of period	$31,245	$42,428

Non-cash activity:
Acquisition related obligations	$912	$503
Restricted stock	2,185	—